Exhibit 21.1
List of Subsidiaries

Name	Place of Incorporation or Organization

IFTH NY Sub, Inc. (Formerly Information Technology Services, Inc. (D/B/A InfoTech))	New York

IFTH NJ Sub, Inc. (Formerly InfoTech USA, Inc. (D/B/A InfoTech))	New Jersey

National Credit Report.com, LLC	Florida